Exhibit 10.1

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and effective as of May 15, 2023, by and between Ambrx, Inc. (the “Company”) and Daniel J. O’Connor (“Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement dated as of November 22, 2022 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth below;

NOW, THEREFORE, the Company and Executive agree as follows:

1. Section 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive shall be paid an initial base salary at the rate of $575,000 per year (the “Base Salary”). The Base Salary may be increased or decreased at the sole discretion of the Company and the Parent without written modification to this Agreement. Executive may elect to receive, in lieu of cash, the Base Salary, or a specified percentage thereof, in the form of ordinary shares of the Parent, which election shall be made during an open trading window (as set forth in the Company’s insider trading policy). The number of ordinary shares to be issued in lieu of cash shall be determined by dividing the Base Salary amount to be delivered in the form of ordinary shares by the fair market value of an ordinary share (based on the closing price of the Company’s American Depositary Shares) on the trading day immediately prior to the date of issuance. The Base Salary is payable in accordance with the normal payroll practices of the Company and the Parent, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, with any ordinary shares issued in lieu of cash being issued at the same time cash would have otherwise been paid. In the event Executive’s employment under this Agreement is terminated by either Party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.”

2. The first sentence of Section 4(b) is hereby amended by deleting “50%” and replacing it with “55%.”

3. Except as expressly amended hereby, the terms of the Employment Agreement shall be and remain unchanged and the Employment Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

AMBRX, INC.

By:	/s/ Sonja Nelson
Name: Sonja Nelson
Title: Secretary, Chief Financial Officer

EXECUTIVE:

/s/ Daniel J. O’Connor
Daniel J. O’Connor